Exhibit (g)(4)

MANAGEMENT FEE WAIVER AGREEMENT

NB ASSET-BASED CREDIT FUND

1290 Avenue of the Americas

New York, New York 10104

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Reference is hereby made to the Investment Advisory Agreement, dated January 23, 2025, as amended or revised to date (the “Investment Advisory Agreement”), by and between NB Asset-Based Credit Fund (the “Fund”) and Neuberger Berman Investment Advisers LLC (the “Adviser”). Pursuant to the Investment Advisory Agreement, the Fund is obligated to pay the Adviser, among other things, a Management Fee and an Incentive Fee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement.

The Adviser hereby agrees, that for the period beginning on the date of commencement of operations (the “Commencement Date”) of the Fund through April 30, 2027 (the “Limitation Period”), to reduce its Management Fee to 0.50% (50bps) per annum of the average daily net assets of the Fund (the “Fee Waiver”). The Fee Waiver shall not apply to, nor have any effect on, the Incentive Fee. Amounts waived by the Adviser pursuant to this agreement are not subject to recoupment by the Adviser.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended (the “1940 Act”), or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” of the Fund as that term is defined in the 1940 Act. For the avoidance of doubt, prior to the expiration of the Limitation Period, the Adviser may not terminate the Fee Waiver without prior approval of the Board of Trustees. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The foregoing Agreement is hereby accepted on April 29, 2026.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NB ASSET-BASED CREDIT FUND

By:	/s/ Dean Winick
Name:	Dean Winick
Title:	Treasurer

NEUBERGER BERMAN INVESTMENT
ADVISERS LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Authorized Signatory